Exhibit 99.1

OSG

Overseas Shipholding Group, Inc.                                                                                           Press Release

For Immediate Release

OSG ANNOUNCES DEFINITIVE AGREEMENT FOR ADDITIONAL JONES ACT TANKERS

NEW YORK, NY - October 3, 2007 - Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader in providing energy transportation services, announced today it has signed a definitive agreement pursuant to which Aker Philadelphia Shipyard, a subsidiary of Aker American Shipping ASA, will construct two additional Veteran Class MT-46 Jones Act Product Tankers. Subsidiaries of OSG have entered into bareboat charter agreements with subsidiaries of Aker for initial terms of 10 years with extension options of up to 15 years. The order brings the number of Jones Act tankers OSG has committed to charter from Aker to twelve, with delivery dates through 2011.

As part of this agreement, the February 7, 2007 agreement in principle previously announced for three fixed plus three option vessels has expired.

OSG has already taken delivery of two of the initial 10 tankers, the Overseas Houston and the Overseas Long Beach. The third tanker in the series, Hull 007 (to be named the Overseas Los Angeles), is expected to deliver before the end of 2007.

About OSG

Overseas Shipholding Group, Inc. (NYSE: OSG) is one of the largest publicly traded tanker companies in the world. As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world's most customer-focused marine transportation companies, with offices in Athens, Houston, London, Manila, Montreal, Newcastle, New York City, Philadelphia, Singapore and Tampa. More information is available at www.osg.com.

Contact: Jennifer L. Schlueter
Overseas Shipholding Group, Inc.
Corporate Communications and Investor Relations
Telephone: +1 212.578.1634
Email: jschlueter@osg.com

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